Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 28, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Nabors Industries Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, TX
August 20, 2008